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                                                                    EXHIBIT 12.1


                               THE SHAW GROUP INC
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES




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
                                                             FISCAL YEAR                 FIVE MONTHS
                                               ---------------------------------------      ENDED
                                                1996       1997       1998       1999    MAY 31, 2000
                                               ---------------------------------------  --------------
Earnings:
Income before income taxes, earnings from
  unconsolidated entity and cumulative
  effect of change in accounting principle     10,027     19,975     23,305     26,075      28,578

Fixed charges:
    Interest expense                            4,823      6,778      8,471      8,649       4,933

Earnings plus fixed charges                    14,850     26,753     31,776     34,724      33,511

Ratio of earnings to fixed charges               3.08       3.95       3.75       4.01        6.79
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